Exhibit 99.1

Ameron Reports Higher Second-Quarter Results

PASADENA, Calif.--(BUSINESS WIRE)--Ameron International Corporation (NYSE: AMN) today reported net income of $16.3 million, or $1.78 per diluted share, in the second quarter ended June 1, 2008, compared to net income of $15.8 million, or $1.74 per diluted share, in the second quarter ended May 27, 2007. Sales totaled $159.8 million in the second quarter of 2008, compared to $156.8 million in 2007.

In the six months ended June 1, 2008, earnings per diluted share totaled $2.85, compared to earnings per diluted share of $2.68 in the six months ended May 27, 2007, an increase of 6%. Sales totaled $309.6 million in the first half of 2008, compared to $277.1 million in 2007, an increase of 12%. The second quarter and first half of 2007 included $.11 and $.13 per diluted share, respectively, related to income from the discontinued protective coatings business, which was sold in 2006. There was no income from discontinued operations during 2008.

James S. Marlen, Ameron’s Chairman and Chief Executive Officer, stated, “Second-quarter earnings were the result of another solid performance by the Company, led by the continued strength of the Fiberglass-Composite Pipe Group and TAMCO, Ameron’s 50% owned steel mini-mill. The first-half operating results reflect the strength and balance of the Company’s diversified businesses.”

The Fiberglass-Composite Pipe Group had higher sales and segment income in the second quarter of 2008, compared to the second quarter of 2007. Sales increased $8.3 million, or 14%, in the second quarter of 2008, and segment income improved $1.1 million, or 7%. The growth in sales was concentrated in the Company’s Asian operation and in South America, as a result of the October 2007 acquisition of Polyplaster, Ltda. in Brazil. Sales by operations in the U.S. and Europe declined, compared to last year, due to the timing of general and industrial orders and delayed shipments to oilfield customers. Market conditions continue to be favorable across all segments worldwide. In particular, the marine, offshore and onshore oilfield markets, which are driven to a large extent by oil prices, remain vibrant. The outlook for the Fiberglass-Composite Pipe Group remains favorable supported by a record order backlog and strong conditions in each of the key market segments worldwide.

The Water Transmission Group’s sales in the second quarter of 2008 were essentially equal to sales in 2007. Sales of wind towers increased slightly, while sales of water transmission piping were essentially the same as last year. The business incurred a greater loss in the second quarter of 2008, $2.6 million higher than in the same period of 2007, primarily as a result of start-up costs and manufacturing inefficiencies associated with the ramp-up of the wind tower product line. The Company’s markets for large-diameter water transmission piping, which consist primarily of California, Arizona and Nevada, remain sluggish. With the exception of Northern California, the bid activity in these markets continues at historical low levels. However, there are positive indications that the bid activity throughout the western U.S. should increase steadily in the second-half of 2008. The short-term outlook for the water piping market is for steady recovery for the balance of 2008 and early 2009. Over the longer term, demand for water distribution is expected to result in substantial growth. Considerable progress has been achieved recently toward meeting the targeted cost objectives for wind towers. Wind tower productivity continues to improve as repeat orders for towers from wind turbine customers are manufactured and learning-curve issues are resolved. The market outlook for wind energy continues to be robust, and significant improvements and profitable growth are anticipated for the Company’s wind tower operations over both the near term and long term.

The Infrastructure Products Group had lower sales in the second quarter of 2008, compared to 2007. Sales declined $6.8 million, or 13%, due to lower sales of the Pole Products Division. Ameron’s Hawaii Division had modestly higher sales. Segment income in the second quarter of 2008 was $3.4 million lower than in 2007 due primarily to lower sales of the Pole Products Division. The Hawaii Division had slightly higher sales due to increased aggregates sales primarily for road and highway construction. Overall, the housing and residential-related construction sectors in Hawaii are lower, while other construction markets remain steady. The Pole Products’ market continued to be confronted with the nationwide residential construction decline, and, as a result, sales of decorative concrete poles for residential lighting were significantly lower. Residential construction and the market for residential lighting poles are not expected to recover during 2008.

TAMCO had significantly higher sales and net income in the second quarter of 2008, compared to the second quarter of 2007. Ameron’s share of TAMCO’s net income totaled $6.7 million after taxes, an increase of $2.5 million, or 59%, from 2007. Demand for steel rebar in the western U.S., especially for highway and commercial construction, is solid and is expected to continue in the near term. In addition, selling prices have kept pace with higher scrap costs. The outlook for TAMCO remains positive and has improved significantly in recent months.

James Marlen concluded, “The first-half performance by the Company was positive, and I continue to expect that our businesses will achieve steady returns for the year. The Fiberglass-Composite-Pipe Group is expected to continue to perform at record levels, as is TAMCO. The Water Transmission Group should steadily improve, while the Infrastructure Products Group is expected to continue to under perform due to weak markets. While first-half results compare favorably to last year, and we expect operations to perform well going forward, the second half of 2007 included income from the divestiture of the coatings business and the realization of significant tax benefits, neither of which will repeat in 2008. On balance, I am pleased with year-to-year date results, and I remain confident regarding the Company’s short-term operations and long-term opportunities.”

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids; and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

Cautionary statement for purposes of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation (“Ameron” or the “Company”) are forward-looking and reflect the Company’s current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron’s businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron’s results. Forward-looking statements represent the Company’s judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS – 2Q08

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 1,	May 27,	June 1,	May 27,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Sales	$159,793	$156,756	$309,562	$277,111
Cost of sales	(120,047)	(115,994)	(236,364)	(211,029)
Gross profit	39,746	40,762	73,198	66,082

Selling, general and administrative expenses	(25,865)	(25,959)	(51,667)	(47,459)
Other income, net	575	937	3,550	1,955
Income from continuing operations before interest, income taxes and equity in earnings of joint venture	14,456	15,740	25,081	20,578
Interest (expense)/income, net	142	(18)	431	348
Income from continuing operations before income taxes and equity in earnings of joint venture	14,598	15,722	25,512	20,926
Provision for income taxes	(5,000)	(5,137)	(8,929)	(7,057)
Income from continuing operations before equity in earnings of joint venture	9,598	10,585	16,583	13,869
Equity in earnings of joint venture, net of taxes	6,735	4,228	9,487	9,256
Income from continuing operations	16,333	14,813	26,070	23,125
Income from discontinued operations, net of taxes	-	990	-	1,146
Net income	$16,333	$15,803	$26,070	$24,271

Basic earnings per share:
Income from continuing operations	$1.79	$1.64	$2.86	$2.57
Income from discontinued operations, net of taxes	-	.11	-	.13
Net income	$1.79	$1.75	$2.86	$2.70

Diluted earnings per share:
Income from continuing operations	$1.78	$1.63	$2.85	$2.55
Income from discontinued operations, net of taxes	-	.11	-	.13
Net income	$1.78	$1.74	$2.85	$2.68

Weighted-average shares (basic)	9,132,172	9,024,190	9,110,712	9,009,133
Weighted-average shares (diluted)	9,186,649	9,065,681	9,151,897	9,058,103

Cash dividends per share	$.30	$.20	$.55	$.40

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	June 1,	November 30,
(Dollars in thousands)	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$159,581	$155,433
Receivables, less allowances of $6,137 in 2008 and $6,235 in 2007	159,866	185,335
Inventories	102,421	97,717
Deferred income taxes	22,934	22,446
Prepaid expenses and other current assets	14,228	12,100

Total current assets	459,030	473,031

Investments in joint ventures
Equity method	20,112	14,677
Cost method	3,784	3,784

Property, plant and equipment
Land	39,455	35,860
Buildings	81,662	75,245
Machinery and equipment	304,074	292,563
Construction in progress	31,661	24,655

Total property, plant and equipment at cost	456,852	428,323
Accumulated depreciation	(263,218)	(254,592)

Total property, plant and equipment, net	193,634	173,731
Deferred income taxes	5,218	4,202
Goodwill and intangible assets, net of accumulated amortization of $1,206 in 2008 and $1,130 in 2007	2,190	2,243
Other assets	39,202	34,144

Total assets	$723,170	$705,812

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	June 1,	November 30,
(Dollars in thousands, except per share data)	2008	2007
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$17,479	$17,055
Trade payables	47,214	45,216
Accrued liabilities	69,493	84,436
Income taxes payable	3,244	11,985

Total current liabilities	137,430	158,692

Long-term debt, less current portion	55,617	57,593
Other long-term liabilities	53,926	44,154

Total liabilities	246,973	260,439

Commitments and contingencies

Stockholders' equity
Common stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,179,192 shares in 2008 and 9,138,563 shares in 2007, net of treasury shares	29,796	29,623
Additional paid-in capital	51,798	46,675
Retained earnings	451,957	430,925
Accumulated other comprehensive loss	(2,620)	(9,870)
Treasury stock (2,739,300 shares in 2008 and 2,710,479 shares in 2007)	(54,734)	(51,980)

Total stockholders' equity	476,197	445,373

Total liabilities and stockholders' equity	$723,170	$705,812

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman and Chief Executive Officer
Gary Wagner, President and Chief Operating Officer
James R. McLaughlin, Senior Vice President, Chief
Financial Officer
626-683-4000